Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

FOR IMMEDIATE RELEASE
September 28, 2014

FOR ADDITIONAL INFORMATION
Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Vice President, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Inc. to Form Natural Gas Pipeline, Midstream &

Storage Master Limited Partnership

MERRILLVILLE, Ind.—NiSource Inc. (NYSE:NI) announced today that it plans to file a registration statement for an initial public offering of common units representing limited partner interests in a new master limited partnership to be named Columbia Pipeline Partners LP (the “MLP”). The MLP’s initial assets are expected to consist of a 14.6% interest in CPG OpCo LP, which will own substantially all of the natural gas transmission, midstream and storage assets of NiSource.

NiSource expects the MLP to file a registration statement with the Securities and Exchange Commission (“SEC”) tomorrow. Subject to market conditions, an offering of common units in the MLP would follow registration with the SEC.

NiSource, through its wholly owned subsidiary Columbia Energy Group, will own the general partner of the MLP, all of its incentive distribution rights, and a majority of its limited partner interests following completion of the initial public offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: the risks and uncertainties that the MLP will not be formed, will not complete an offering of securities, will not raise the planned amount of capital even if an offering of securities is completed, and will not be able to complete its proposed actions on the timetable indicated. Furthermore, the structure, nature, purpose, and proposed assets and liabilities of the MLP may change materially from those depicted herein. No assurance can be given as to the value of the MLP, the price at which its securities may trade, or whether a liquid market for those securities will develop or be maintained. In addition, NiSource and the MLP will be subject to the risks normally attendant to their respective businesses, including those set forth in the “Risk Factors” section in NiSource’s most recent Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond their control. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

About NiSource

NiSource, based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available at www.nisource.com. NI-F